Exhibit 10.12

March 20, 2009

Mattress Interco, Inc.

c/o Mattress Holding Corp.

5815 Gulf Freeway

Houston, TX 77023

Ladies and Gentlemen:

J. W. Childs Equity Partners III, L.P. (the “Investor”) is an investor in Mattress Interco, Inc., a Delaware corporation (the “Company”). The Company owns all of the issued and outstanding capital stock of Mattress Intermediate Holdings, Inc., a Delaware corporation (“Intermediate Holdings”), which in turn owns all of the issued and outstanding stock of Mattress Holdco, Inc., a Delaware corporation (“Holdings”), which in turn owns all of the issued and outstanding stock of Mattress Holding Corp., a Delaware corporation (the “Borrower”). Holdings and the Borrower arc party to the Credit Agreement dated as of January 18, 2007 and amended and restated as of February 16, 2007, by and among the Borrower, Holdings and the guarantors, lenders and agents from time to time party thereto (as further amended, modified or supplemented from time to time, the “Credit Agreement”). Capitalized terms that are used but not defined herein have the respective meanings contained in the Credit Agreement.

Under Section 6.10(a) and Section 6.10(b) of the Credit Agreement, the Borrower is required to maintain compliance with certain financial-ratio covenants, although in certain circumstances non-compliance with such covenants may be remedied under Section 8.04 of the Credit Agreement by increasing Consolidated EBITDA for purposes of calculating such financial ratios with the proceeds of additional contributions to the capital of the Borrower. The purpose of this letter is to specify the terms and conditions under Which the Investor will make or cause there to be made equity investments in the Company to provide the Company with a source of funds to permit the Borrower and Holdings to use the Cure Right to comply with such covenants.

Accordingly, the undersigned parties to this letter agree as follows:

1.                                       Additional Equity Investments.

(a)                                  If, following the close of any fiscal quarter of the Borrower ending after the date hereof up to and including the fiscal quarter ending January 31, 2012, (i) the Borrower is in breach, or becomes aware of a potential breach, of any of the financial-ratio covenants contained in Section 6.10(a) or Section 6.10(b) of the Credit Agreement for the Test Period ending as of the close of such fiscal quarter and such breach or potential breach is of the type that after giving effect to the below-defined Equity Cure Limit and the other terms and conditions of this letter, is capable of being fully remedied through the exercise of the Cure Right using the proceeds of an equity investment under this letter and (ii) Holdings is not then restricted under Section 8.04(b) of the Credit Agreement from exercising the Cure Right, then the Company shall promptly following such breach or the Borrower’s becoming aware of such potential breach, as the case may be, but in no event later than the fifteenth business day prior to the last day the Cure Right can be validly exercised under the Credit Agreement with respect to such fiscal quarter (the “Cure Deadline”), request in writing that the Investor make or cause there to be made an equity investment in the Company in exchange for the issuance of equity securities. Upon its receipt of such request, unless the breach or potential breach of the financial-ratio covenants giving rise to such request shall have been remedied through a valid amendment or waiver of the Credit Agreement or otherwise and subject to the other terms and conditions of this letter, the Investor shall make or cause there to be made the requested equity investment in the Company not later than the applicable Cure Deadline, in exchange for the issuance of equity securities; provided, however, that in no event shall the Investor be obligated to invest more than $17 million in the aggregate (the “Equity Cure Limit”) under this letter, with any amounts actually funded under this letter as a co-investment pursuant to Section 3.07 of the Investor’s limited partnership agreement to count toward the Equity Cure Limit as a deemed investment by the Investor. Notwithstanding the requirement that the Company make any request for an equity investment no later than the fifteenth business day prior to the applicable Cure Deadline, in no event shall the Investor’s obligations hereunder be excused solely by the failure of the Company to timely deliver such request if the Investor receives notice or otherwise becomes aware of the applicable breach or potential breach of the financial-ratio covenants in Section 6.10(a) or Section 6.10(b) of the Credit Agreement within ten business days before the applicable Cure Deadline or such shorter period as permits the Investor to obtain the necessary amounts to make the requested equity investment by the applicable Cure Deadline. The Company shall contribute the proceeds of any such investment immediately upon its receipt thereof to Intermediate Holdings, which in turn shall contribute such proceeds immediately upon its receipt thereof to Holdings and, concurrently with such contribution, cause Holdings to exercise the Cure Right by contributing such proceeds immediately upon its receipt thereof to the Borrower and deliver notice of such exercise to the administrative agent as contemplated by Section 8.04(a) of the Credit Agreement so that the Borrower comes into and remains in compliance with the financial-ratio covenants under Section 6.10(a) and Section 6.10(b) of the Credit Agreement for the Test Period ending as of the fiscal quarter in respect of which the Company made its request for such equity investment. The Investor may elect to satisfy any obligation under this letter with respect to the making of an equity investment in the Company by making such investment indirectly through an investment in Mattress Holdings, LLC (“Mattress Holdings”; each of Mattress Holdings, the Company and Intermediate Holdings, a “Mattress Firm Company”), the Company’s parent company. If the Investor makes such an election, then Mattress Holdings shall contribute the proceeds of any such equity investment immediately upon its receipt thereof to the Company, so that the contribution and Cure Right exercise transactions described above in this Section 1(a) may be effected as contemplated.

(b)                                 The Company shall deliver to the Investor, on the business day immediately prior to the date on which the Investor is required to fund the amount of any equity investment required under Section 1(a) above or if earlier, the date the Investor actually funds such amount, a certificate from the Chief Financial Officer of the Company to the effect that the conditions set forth in Section 2 will be satisfied as of such required or earlier funding date, as the case may be, or if any such conditions will not be satisfied, a reasonably detailed statement of the reasons therefor.

(c)                                  For the avoidance of doubt, the Investor shall not be required to fund any required equity investment in the Company directly if, as a matter of administrative convenience, the Company requests that the Investor deliver the amount of any equity investment under this letter directly to the Borrower in order to simplify the transfer of funds contemplated under Section 1(a). In such event, the contributions required pursuant to Section 1(a) from the Company to Intermediate Holdings, from Intermediate Holdings to Holdings, and from Holdings to the Borrower (and if applicable, any initial contributions from Mattress Holdings to the Company, if the Investor elects in accordance with Section 1(a) to make such equity investment in Mattress Holdings) shall nonetheless be deemed to have occurred and the appropriate book entries at each entity will be made.

2.                                       Conditions. The obligation of the Investor to make any equity investment pursuant to Section 1(a) above shall be subject to the prior or concurrent satisfaction of each of the following conditions:

(a)                                  After giving effect to the exercise of the Cure Right by Holdings or the Borrower using the proceeds of such equity investment (but in any event giving no effect to any other source of funds that may be available to Holdings and the Borrower to effect such Cure Right), no Default or Event of Default shall exist, other than a Default as to which any stated cure period under the Credit Agreement has not yet expired; provided, however, that any Default or Event of Default resulting solely from actions undertaken by the Investor or any of its managers, members, partners, officers, directors, employees, Affiliates or affiliated funds with the intended purpose of causing the Borrower to intentionally breach any of its covenants under the Credit Agreement as part of a plan by the Investor to prevent the satisfaction of the foregoing condition will not be considered a Default or Event of Default, as the case may be, for purposes of the foregoing condition.

(b)                                 LTM EBITDA (as defined on Schedule I hereto) is equal to or greater than the amount set forth opposite the most recently completed LTM Test Date of the Borrower set forth on Schedule I hereto.

3.                                       Termination. This letter and the respective rights and obligations of the Investor and the other parties under this letter shall terminate automatically and immediately upon the earliest to occur of (a) such time as the aggregate amount of equity investments made in the Company under this letter equals or exceeds the Equity Cure Limit (including for this purpose indirect equity investments in the Company that are made directly in Mattress Holdings in the manner contemplated by Section 1(a), which equity investments, for the avoidance of doubt, shall not again count toward the Equity Cure Limit when the proceeds thereof are contributed to the Company as contemplated by Section 1(a)), (b) June 5, 2012 and (c) the acceleration of any amounts due and payable due to the occurrence and continuance of either (i) an Event of Default pursuant to Section 8.01 of the Credit Agreement or (ii) an event of default pursuant to Section 8.01 of the Amended and Restated Loan Agreement dated as of the date hereof (the “Mezzanine Loan Agreement”), among Intermediate Holdings, the lenders from time to time party thereto and TCW/Crescent Mezzanine Partners IV, L.P., as Administrative Agent for such lenders; provided, however, the foregoing clause (c) will not apply if (A) the Investor or any Mattress Firm Company is in breach of its funding obligations under Section 1(a) of this letter (including for this purposes, in the case of Intermediate Holdings, its obligation to cause Holdings to exercise the Cure Right by making a capital contribution to the Borrower and notify the administrative agent under the Credit Agreement of such exercise in the manner contemplated by

Section 1(a)) at the time of such acceleration or (B) the Event of Default or event of default, as the case may be, giving rise to such acceleration occurred when Holdings was not restricted under the Credit Agreement from exercising the Cure Right and was of the type that, subject to the Equity Cure Limit and the other terms and conditions of this letter, could have been avoided by the exercise of the Cure Right using the proceeds of an equity investment under this letter; provided, further, however, that any such Event of Default or event of default resulting solely from actions undertaken by the Investor or any of its managers, members, partners, officers, directors, employees, Affiliates or affiliated funds with the intended purpose of causing the Borrower to intentionally breach any of its covenants under the Credit Agreement as part of a plan by the Investor to cause the termination of its obligations hereunder will not be considered an Event of Default or event of default, as the case may be, for purposes of the foregoing clause (c).

4.                                       Third Party Beneficiary. TCW/Crescent Mezzanine Partners IV, L.P., in its capacity as Administrative Agent for the lenders under the Mezzanine Loan Agreement (“TCW”), is a third party beneficiary of this letter, entitled to specifically enforce the Investor’s and any Mattress Firm Company’s respective obligations under this letter as provided in Section 5 hereof. Except for (a) the Non-Recourse Parties, who shall be entitled to rely on and enforce the provisions of Section 5(b) that prohibit any recourse against them, and (b) to the extent provided in this letter, TCW, no person other than the Company and the Investor shall be entitled to rely on or enforce this letter and nothing herein, express or implied, is intended to or shall confer upon any person other than the Company, the Investor, the Non-Recourse Parties and, to the extent provided in this letter, TCW, any rights, benefits or remedies whatsoever under or by reason of this letter.

5.                                       Remedies.

(a)                                  The Investor and each Mattress Firm Company agrees that irreparable damage would occur in the event that it breached its respective obligations under this letter and therefore that the Company and TCW will be entitled to specific performance on the terms and conditions provided in Section 5(b) to remedy any breach or threatened breach by either the Investor or any Mattress Firm Company of its respective obligations of this letter without the necessity of posting a bond or any other security.

(b)                                 Notwithstanding any provision of this letter or any other document delivered in connection herewith or otherwise related to this letter or the transactions contemplated hereby or thereby, the sole and exclusive remedy of the Company, TCW, the other lenders under the Mezzanine Loan Agreement and any other person for any breach or threatened breach by the Investor or any Mattress Firm Company of this letter or any such other document shall be the respective rights of (i) the Company to seek specific performance of the Investor’s obligations under this letter and (ii) TCW to seek specific performance of the Investor’s or any Mattress Firm Company’s respective obligations under this letter, in either case (i) or (ii) in accordance with the terms, and subject to the conditions, contained herein. Accordingly, each of the Company and TCW covenants and agrees that it shall not, and shall cause its affiliates and its and its affiliates’ respective directors, officers, employees, agents, advisors, co-investors, co-lenders, partners, successors and transferees not to, institute any proceeding or bring any claim or cause of action under any theory of damages or remedy in any way under or in connection with this letter, any document delivered in connection herewith or otherwise related to this letter, the transactions contemplated hereby or thereby or otherwise (whether at law or in equity, whether sounding in contract, tort, statute or otherwise, whether for losses with respect to any loans under the Mezzanine Loan Agreement or any other debt or equity investments in Mattress Holdings, LLC or any of its subsidiaries), against the Investor, any Mattress Firm Company or any Non-Recourse Party (as defined below), except for actions by (A) the Company against the Investor for specific performance of the Investor’s obligations under this letter or (13) TCW against the Investor or any Mattress Firm Company for specific performance of the Investor’s or such Mattress Firm Company’s respective obligations under this letter, in either case (A) or (B) as provided in the preceding sentence. Each of the Company and TCW further agrees that no recourse under or in connection with this letter, any other document delivered in connection herewith or otherwise related to this letter, the transactions contemplated hereby or thereby or otherwise shall be sought or had against (and no liability shall attach to) any Non-Recourse Party, whether through the Company, any of its subsidiaries or parent companies or any other Person interested in the transactions contemplated by this letter (including TCW), by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim by, on behalf of or in the name of the Company, any of its subsidiaries or parent companies, TCW, any other lender under the Mezzanine Loan Agreement or any other Person, by virtue of any applicable law or otherwise. As used herein, the term “Non-Recourse Parties” means any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, members, managers, advisors, general or limited partners, successors, assignees or affiliates of the Investor and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, members, managers, advisors, general or limited partners, assignees or affiliates of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assignees of any of the foregoing. For the avoidance of doubt, nothing in this Section 5(b) is intended to restrict TCW or the other lenders under the Mezzanine Loan Agreement from bringing claims or causes of action against Intermediate Holdings under and in accordance with the Mezzanine Loan Agreement for any breach thereof by Intermediate Holdings or against any of Intermediate Holdings, Holdings or the Borrower under and in accordance with any agreement or document (other than this letter) delivered in connection with or otherwise related to the Mezzanine Loan Agreement for any breach of such agreement or document by any of Intermediate Holdings, Holdings or the Borrower.

6.                                       Entire Agreement, Etc. This letter, together with the separate letter that is dated the date hereof and being delivered in connection herewith by the Investor to TCW (the “TCW Letter”), constitutes the entire agreement of the Mattress Firm Companies, the Investor and TCW and their respective Affiliates with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Mattress Firm Companies, the Investor and/or TCW or any of their respective Affiliates with respect to that subject matter. Any breach by the Investor of its obligations under the TCW Letter will be considered a breach of this letter and be subject to Section 5 hereof and the other terms and conditions of this letter applicable to breaches hereof.

7.                                       Amendments and Waivers. No waiver, amendment, supplement or other modification of this letter will be enforceable unless made by the Company, the Investor and TCW in writing. No waiver by any party of any breach or violation of, or default under, this letter, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.                                       Governing Law; Jurisdiction; Venue; Legal Fees. This letter will be governed by, and construed and interpreted in accordance with, the laws of the State of New York. Each of the Mattress Firm Companies, the Investor and TCW, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction and venue of the state and federal courts sitting in the Borough of Manhattan of the City of New York for the purpose of any action between any of such parties arising in whole or in part under or in connection with this letter or the rights of any such parties, under or in connection with this letter or any of the transactions contemplated hereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of improper venue or forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this letter or the subject matter hereof may not be enforced in or by such court, and (c) hereby agrees not to commence or prosecute any such action other than before one of the above-named courts. Notwithstanding the previous sentence, any of the Mattress Firm Companies, the Investor or TCW may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. In the event of any action arising under this letter between the Mattress Firm Companies, the Investor and TCW (or any of such parties), the losing party or parties will be required to reimburse the prevailing party or parties for all reasonable legal fees and expenses that are actually incurred by the prevailing party or parties in connection with such action, including any appeals.

9.                                       No Assignment. This letter will be binding on each of the undersigned parties and their respective successors and permitted assigns. Neither any Mattress Firm Company, nor the Investor, nor TCW may assign any of their rights, interests or obligations under or in connection with this letter to any other person (except by operation of law) without the prior written consent of each other such party, and any purported assignment without such consent shall be null and void; provided, however, that notwithstanding the foregoing, the Investor can assign any of its rights, interests and obligations hereunder to an Affiliate or a current or prospective direct or indirect equity investor in the Company without the requirement of such consent (but, for the avoidance of doubt, without relieving the Investor from liability for the performance of its obligations hereunder).

10.                                 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE MATTRESS FIRM COMPANIES, THE INVESTOR AND TCW HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS LETTER OR THE

RIGHTS OF ANY OF SUCH PARTIES UNDER OR IN CONNECTION WITH THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE MATTRESS FIRM COMPANIES, THE INVESTOR AND TCW AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG SUCH PARTIES IRREVOCABLY TO WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION, AND THAT ANY SUCH ACTION WILL INSTEAD BE TRIED BY A JUDGE SITTING WITHOUT A JURY.

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Very truly yours,

THE INVESTOR:	J.W. CHILDS EQUITY PARTNERS III, L.P.

By: J.W. Childs Advisors III. L.P., its General Partner
By: J.W. Childs Associates, L.P., its General Partner
By: J.W. Childs Associates, Inc., its General Partner

	By:	/s/ David Fiorentino
Name: David Fiorentino
Title: Vice President

Agreed to and accepted as of the date first set forth above.

THE MATTRESS FIRM COMPANIES:	MATTRESS HOLDINGS, LLC

	By:	/s/ Jim R. Black
Name: Jim R. Black
Title: Chief Financial Officer

MATTRESS INTERCO, INC.

	By:	/s/ Jim R. Black
Name: Jim R. Black
Title: Chief Financial Officer

MATTRESS INTERMEDIATE HOLDINGS, INC.

	By:	/s/ Jim R. Black
Name: Jim R. Black
Title: Chief Financial Officer

Signature Page to Equity Support Letter

TCW:	TCW/CRESCENT MEZZANINE PARTNERS IV, L.P.,
as Administrative Agent for the lenders under the Mezzanine Loan Agreement

	By:	TCW/Crescent Mezzanine Management IV, L.L.C., its Investment Manager.
	By:	TCW Asset Management Company, its Sub-Advisor

	By:	/s/ Daniel Honeker
		Name:	Daniel Honeker
		Title:	Senior Vice President

Signature Page to Equity Support Letter

Schedule I

“LTM Test Date”	“LTM EBITDA”
April 30, 2009	$38,400,000
July 31, 2009	$33,100,000
October 31, 2009	$28,900,000
January 31, 2010	$27,900,000
April 30, 2010	$32,100,000
July 31, 2010	$34,900,000
October 31, 2010	$40,100,000
January 31, 2011	$45,000,000
April 30, 2011	$46,850,000
July 31, 2011	$48,700,000
October 31, 2011	$50,550,000
January 31, 2012	$52,400,000

For purposes of this Agreement, “LTM EBITDA” will mean, when calculated on any LTM Test Date of the Borrower set forth above, Consolidated EBITDA (as defined in the Credit Agreement) for the trailing twelve-month period ending on such LTM Test Date, less the amounts of any equity investments funded under this letter prior to such LTM Test Date.